Exhibit 99.1

Press Release

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Reports Results for the First Quarter 2010

Recent Highlights:

•	Non-GAAP Net Income of $2.2M, Non-GAAP EPS of $0.04

•	Ikanos Velocity™ Broadband DSL Chipset Receives Product of the Year Award

FREMONT, Calif., May 4, 2010 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today reported its financial results for the first quarter ended April 4, 2010.

“Ikanos delivered its strongest first quarter revenue performance in the company’s history, and again achieved profitability on a non-GAAP basis,” said Cory Sindelar, CFO of Ikanos. “Revenue remained well diversified by region, customers and product lines. And, we continued to realize incremental synergies from the Conexant broadband access acquisition, allowing us to deliver an additional $0.7 million of non-GAAP profit.”

Financial Highlights:

Revenue for the first quarter of 2010 was $57.4 million compared with revenue of $58.2 million for the fourth quarter of 2009 and revenue of $20.7 million for the year ago period.

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the income statement effects of stock-based compensation, restructuring charges, impairments and gains on sale of securities and certain expenses resulting from acquisitions such as transaction-related expenses, amortization of intangible assets, asset impairments, fair value adjustment of the acquired inventory and in-process research and development charges. Ikanos has provided these measures, because management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP reporting. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedules.

GAAP gross margin improved on a sequential basis, from 30% for the fourth quarter of 2009 to 38% for the first quarter of 2010. The improvement reflects a decrease of $4.5 million in fair value adjustment of acquired inventory and a decrease of $0.3 million in amortization of acquired intangible assets. On a year over year basis, GAAP gross margin decreased from 41% in the first quarter of 2009 to 38% for the first quarter of 2010. The decrease reflects a $1.5 million fair value adjustment for acquired inventory recorded in the first quarter of 2010 and an increase of $0.7 million in amortization of acquired intangible assets.

Non-GAAP gross margin for the first quarter of 2010 was 43%. This compares with non-GAAP gross margin of 44% in the fourth quarter of fiscal 2009, and with a non-GAAP gross margin of 45% in the first quarter of 2009.

GAAP net loss for the first quarter of 2010 was $4.4 million, or $0.08 per share, on 54.1 million weighted average shares. This compares with a net loss of $9.1 million, or $0.17 per share, on 53.9 million weighted average shares in the fourth quarter of 2009 and with a net loss of $6.1 million, or $0.21 per share, on 29.1 million weighted average shares in the first quarter of 2009.

Non-GAAP net income for the first quarter of 2010 was $2.2 million, or $0.04 per diluted share, on 57.9 million weighted average shares. This compares with non-GAAP net income of $1.5 million, or $0.03 per diluted share, in the fourth quarter of fiscal 2009, and with a non-GAAP net loss of $2.8 million, or $0.10 per share, in the first quarter of 2009.

Recent Highlights:

•

Ikanos Velocity™ broadband DSL chipset receives Product of the Year Award from Technology Marketing Corporation’s (TMC®) INTERNET TELEPHONY magazine. The Ikanos Velocity chipset is the industry’s lowest power product, providing superior performance with more than 30% power savings over competing offerings. In addition, Ikanos Velocity includes Ikanos Quality Video (iQV™) technology, which provides exceptional delivery of data-intensive triple play applications, including multi-channel high-definition (HD) IPTV, high-speed data transmission, video on demand (VoD) and voice over Internet Protocol (VoIP).

•

James Smaha has been appointed to Ikanos’ board of directors as a non-executive director. Mr. Smaha’s experience includes over 30 years in the semiconductor industry, including service as Executive Vice President and General Manager of the Semiconductor Group of National Semiconductor Corporation as well as other senior roles at National Semiconductor. Prior to National Semiconductor, he spent fifteen years in various positions with Fairchild Semiconductor and Raytheon Semiconductor.

Outlook:

•	Revenue is expected to be between $56 million and $59 million for the second quarter of 2010.

•

Non-GAAP gross margins are expected to be between 45% and 47% in the second quarter of 2010. GAAP gross margins in the second quarter of 2010 will be lower than non-GAAP gross margins, as they will include amortization of acquisition-related intangibles of approximately $1.1 million.

•

Non-GAAP operating expenses are expected to be in the range of $23 million to $24 million in the second quarter of 2010. GAAP operating expenses in the second quarter of 2010 will be higher than non-GAAP operating expenses as they will include amortization of acquisition-related intangibles of $0.9 million and charges related to stock-based compensation expense of $1.0 to $1.2 million. This guidance does not include separation compensation as a result of the CEO resignation.

First Quarter Conference Call:

Management will review the first quarter financial results and its expectations for subsequent periods at a conference call on May 4, 2010 at 1:30 p.m. Pacific Time. To listen to the call, please visit http://www.ikanos.com/investor/webcasts/ and click on the link provided for the webcast or dial 706-902-1343 and enter pass code 66613078. The webcast will be archived and available through May 10, 2010 at http://www.ikanos.com/investor/webcasts/ or by calling 706-645-9291 and enter pass code 66613078.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2010 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding the expected revenue for the second quarter of 2010, expected gross margins for the second quarter of 2010 and expected operating expenses for the second quarter of 2010. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to effects of the on-going worldwide economic recession on our customers’ purchasing plans, our ability to deliver full production releases of our newer products and the acceptance of those products our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, our continued ability to obtain and deliver production volumes of new and current products and technologies, our ability to generate demand and close transactions for the sale of our products, our ability to develop commercially successful products as a result of our current research and development programs, and unexpected future costs, expenses and financing requirements. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

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IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	April 4, 2010	March 29, 2009
Revenue	$57,383	$20,734
Cost of revenue	35,438	12,254

Gross profit	21,945	8,480

Operating expenses:
Research and development	17,072	8,863
Selling, general and administrative	7,787	5,638
Restructuring charges	1,483	267

Total operating expenses	26,342	14,768

Loss from operations	(4,397)	(6,288)
Interest income, net	62	237

Loss before income taxes	(4,335)	(6,051)
Provision for income taxes	68	37

Net loss	$(4,403)	$(6,088)

Basic and diluted net loss per share	$(0.08)	$(0.21)

Weighted average outstanding shares	54,063	29,094

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended April 4, 2010				Three Months Ended March 29, 2009
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$57,383	$—		$57,383	$20,734	$—		$20,734
Cost of revenue	35,438	(36	)(a)	32,445	12,254	(80	)(a)	11,449
		(1,460	)(b)			(725	)(b)
		(1,497	)(c)			—

Gross profit	21,945	(2,993)		24,938	8,480	(805)		9,285

Operating expenses:
Research and development	17,072	(681	)(a)	16,391	8,863	(732	)(a)	8,131
Selling, general and administrative	7,787	(601	)(a)	6,301	5,638	(702	)(a)	4,134
		(885	)(b)			(371	)(b)
		—				(431	)(d)
Restructuring charges	1,483	(1,483	)(e)	—	267	(267	)(e)	—

Total operating expenses	26,342	(3,650)		22,692	14,768	(2,503)		12,265

Income (loss) from operations	(4,397)	6,643		2,246	(6,288)	3,308		(2,980)
Interest income and other, net	62	—		62	237	—		237

Income (loss) before income taxes	(4,335)	6,643		2,308	(6,051)	3,308		(2,743)

Provision for income taxes	68	—		68	37	—		37

Net income (loss)	$(4,403)	$6,643		$2,240	$(6,088)	$3,308		$(2,780)

Net income (loss) per shares:
Basic	$(0.08)			$0.04	$(0.21)			$(0.10)
Diluted	$(0.08)			$0.04	$(0.21)			$(0.10)
Weighted average outstanding shares:
Basic	54,063			54,063	29,094			29,094
Diluted	54,063			57,867	29,094			29,094

Notes:	Three Months Ended
	April 4, 2010	March 29, 2009
(a) Stock-based compensation	$1,318	$1,514
(b) Amortization of acquired intangible assets	2,345	1,096
(c) Fair value adjustment of acquired inventory	1,497	—
(d) Transaction-related expenses	—	431
(e) Restructuring charges	1,483	267

Total non-GAAP adjustments	$6,643	$3,308

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 4, 2010	January 3, 2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$21,678	$27,540
Accounts receivable, net	38,839	34,995
Inventory	32,688	35,050
Prepaid expenses and other current assets	2,230	2,155

Total current assets	95,435	99,740
Property and equipment, net	7,221	7,502
Intangible assets, net	23,015	25,359
Goodwill	8,633	8,633
Other assets	1,958	1,766

	$136,262	$143,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,066	$26,641
Accrued liabilities	18,299	17,050

Total current liabilities	41,365	43,691
Other liabilities	1,040	2,193

Total liabilities	42,405	45,884
Stockholders’ equity	93,857	97,116

	$136,262	$143,000